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EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

EDISON BROTHERS STORES, INC.
  AND SUBSIDIARIES
     (000S)

                                                1996       1995      1994

Income (Loss) from continuing
operations                                   ($143,216) ($222,042)  $20,470
Preferred stock dividends                             0        (2)      (10)
Net income (Loss) applicable to common
stock                                         (143,216)  (222,044)   20,460

SIMPLE AND PRIMARY

Weighted average shares outstanding             22,185     22,070    22,007
Net effect of dilutive stock options
 - based on the treasury method                      0          0        90

        TOTAL                                   22,185     22,070    22,097

Per common share amounts:
Simple Net Income (Loss)
applicable to common stock                      ($6.46)   ($10.06)    $0.93

Per common share amounts:
Primary Net Income (Loss)
applicable to common stock                      ($6.46)   ($10.06)    $0.93

FULLY DILUTED

Weighted average shares outstanding             22,185     22,070    22,007
Net effect of dilutive stock options
 - based on the treasury method                      0         10       120

        TOTAL                                   22,185     22,080    22,127

Per common share amounts:
Fully diluted Net Income (Loss)
applicable to common stock                      ($6.46)   ($10.06)    $0.92


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